Exhibit 99.1

        Bionovo Receives $1 Million NIH-RO1 Grant to Study Novel Nuclear
                      Transport Regulation in Cancer Cells

EMERYVILLE, Calif., July 12 /PRNewswire-FirstCall/ -- Bionovo, Inc. (OTC Bulletin Board: BNVI - News) has received a notice of grant award from The National Institutes of Health (NIH) to study a novel mechanism of nuclear transport regulation in cancer cells, research initiated by Dr. Emma Shtivelman, Bionovo's Director of Cancer Research.

Emma Shtivelman, Ph.D. joined Bionovo in November 2005 to spearhead the Company's anti-cancer discovery platform. Dr. Shtivelman was awarded the RO1 grant from the NIH National Cancer Institute (NCI) to study whether the tumor suppressor CC3/TIP30 has a novel cellular function as an inhibitor of nuclear transport. Dr. Shtivelman discovered that the highly efficient transport of macromolecules between the cell nucleus and cytoplasm is necessary for tumor growth and metastasis. Normally, the cellular protein, CC3, identified by Dr. Shtivelman, functions to control the rate of this transport, however, its function is disrupted in some tumors. This anomaly might help tumor cells survive in adverse conditions and remain viable after cytotoxic cancer treatments.

"I'm pleased the NIH is supporting the study of this potentially important mechanism in cancer cell survival and metastasis," said Dr. Shtivelman. "This is a crucial area of research since tumor cells lacking CC3 have a measurably higher rate of nuclear import and are resistant to signals of apoptosis or cell death. Further research into the ability of CC3 to inhibit nuclear import can lead to a better understanding of the apoptotic process as a target for novel therapies to treat cancer."

Dr. Isaac Cohen, CEO and Chairman of Bionovo explains, "The goal of this proposal is to understand how the inhibitory function of CC3 in nuclear transport accounts for its pro-apoptotic and tumor-suppressing activities. Examining tumor-specific alterations in nuclear transport is a novel approach in cancer research and CC3 provides a unique target for exploring this concept. This study demonstrates Dr. Shtivelman's and Bionovo's dedication to the exploration of unique approaches to cancer care and the discovery of novel pathways to target the wanton growth of cancer cells."

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has one drug in Phase 2 clinical testing to treat conditions associated with menopause and a second drug, BZL101, for advanced breast cancer, will enter Phase 2 clinical testing later this year. The company is developing its products in close collaboration with leading U.S. academic research centers including the University of California, San Francisco; University of Colorado Health Sciences Center; University of California, Berkeley; and the University of Texas, Southwestern. For further information please visit: www.bionovo.com.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.